Exhibit 10.1

AMENDMENT TO PURCHASE AGREEMENT

SOLAR POWER INC. AND ROBUST ELITE LIMITED

This Amendment to Purchase Agreement (this “Amendment”) is dated as of June 3, 2014, and is entered into by and between Solar Power, Inc., a California corporation (the “Company”) and Robust Elite Limited (“Robust Elite”). The Company and Robust Elite are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

WHEREAS, the Company and Robust Elite entered into a Purchase Agreement with an effective date of April 30, 2014, whereby Robust Elite agreed to purchase US $17,000,000 of shares of common stock, par value US$0.0001 per share, of the Company at US $0.16 per share of Common Stock for an aggregate of 106,250,000 shares subject to certain conditions as set forth in the Purchase Agreement; and

WHEREAS, the Company and Robust Elite wish to amend the Purchase Agreement to provide for the purchase by Robust Elite of US $11,000,000 of a Convertible Bond convertible into shares of Common Stock of the Company at an exercise price of $0.16 per share subject to adjustment instead of US $11,000,000 of shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Robust Elite agree as follows:

1.      Purchase and Sale.  Robust Elite agrees to purchase from the Company the US $11,000,000 Convertible Bond, which is attached as Exhibit A and incorporated herein.

2.     Articles II and III.  In connection with the purchase and sale of the Convertible Bond, the Company and Robust Elite confirm their respective representations and warranties contained in Article II, and acknowledge the miscellaneous terms in Article III, of the Purchase Agreement.

3.     Continuing Obligation.  Robust Elite will still be obligated to purchase US $6,000,000 shares of Common Stock of the Company subject to the terms and conditions of the Purchase Agreement.

In witness whereof, the Parties have cause this Amendment to be executed as of the day and the year first written above.

Solar Power Inc.

/s/ Min Xiahou
Name: Min Xiahou
Title: CEO

Robust Elite Limited

/s/ Choi Chiu Fai Stanley
Name: Choi Chiu Fai Stanley
Title: For Unitone Group Limited as Director

EXHIBIT A

THIS CONVERTIBLE BOND AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE PAYOR THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ANY SUCH LAW.

CONVERTIBLE BOND

Maturity Date: April 29, 2015

Principal Amount: US $11,000,000.00	Issue Date: June 3, 2014

For value received, the undersigned, Solar Power Inc., a California corporation (the “Company”), promises to pay to the order of Robust Elite Limited, or its permitted assigns (hereinafter, with any subsequent holder, the “Holder”) the principal sum of Eleven Million Thousand Dollars (US $11,000,000.00), bearing no interest.

1.   Application of Payments. All payments of principal shall be in lawful money of the United States of America. All payments on account of the indebtedness evidenced by this Convertible Bond (“Bond”) shall be applied first to any and all costs, expenses and other charges then owed the Holder by Company and thereafter to the unpaid principal balance hereof. All payments so received after demand or acceleration shall be applied in such manner as the Holder may determine in its sole and absolute discretion.

2.     Maturity Date.

(a)     Maturity Date. Unless this Bond has been converted pursuant to the terms and conditions of this Bond or unless earlier accelerated by the terms of this Bond, the principal amount hereof, together with all other fees, costs and charges, if any, shall be due and payable on April 29, 2015.

(b)     Company’s option to extend the Maturity Date. If this Bond has not been converted by the terms of this Bond or earlier accelerated by the terms of this Bond on or before April 15, 2015, the Company has the sole power to extend the Maturity Date of this Bond to April 29, 2017. To execute this right, the Company shall send a written notice to the Holder no later than April 20, 2015 of its right to extend the Maturity Date.

(c)     No payments of principal are required hereunder until the Maturity Date, except as may otherwise be provided herein.

(d)     The Company shall have the right to redeem this Bond by serving not less than 30 days advance written notice to the Holder in which the Holder shall have the right to convert the Bond principal into shares of common stock of the Company, whether partially (minimum of US $500,000 or multiples thereof) or wholly, within a period of 20 days after receipt of such redemption notice served by the Company.

3.     Events of Default. If any of the following events shall occur (an “Event of Default”), the Holder of the Bond may, so long as such condition exists, declare the entire principal immediately due and payable, by notice in writing to the Company:

(a)     a failure by the Company to pay as and when due the principal due on this Bond or any portion thereof, and such failure shall continue for a period of ten (10) days after delivery of notice from the Holder to the Company; or

(b)     the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the appointment of a receiver, trustee, or other similar official of the Company, or the making by Company of an assignment for the benefit of creditors; or

(c)     if, within ninety (90) days after the commencement of an action against Company seeking any bankruptcy, insolvency, reorganization, dissolution or similar relief, such action shall not have been dismissed.

4.     Conversion. The principal amount of this Bond may be partially (minimum of US $500,000 or in multiples thereof) or wholly converted into shares of common stock of the Company, as follows:

(a)     Six Months. At any time at the option of the Holder after six months from the Issuance Date.

(b)     Certain Events. Notwithstanding the provision of clause 4(a) above, at any time after the Issuance Date at the option of the Holder if the Company (i) issues shares of Common Stock or securities convertible into shares of Common Stock in an number equal to more than 46,517,812 (which represents 10% of the Company’s shares of Common Stock on a pro forma basis assuming the completion of the Company’s April 30, 2014 financing pursuant to a Purchase Agreement of which this Bond is a part of) in the aggregate; or (ii) the Company declares a cash dividend. If the Company intends to declare a cash dividend, it shall inform Holder at least 30 days prior to the dividend record date.

(c)     Conversion Price The conversion price shall be $.0.16 per share of Common Stock, subject to adjustment in the event of a share consolidation, stock split, stock dividend or similar actions declared by the Company.

(d)     No Fractional Shares. The Company shall not issue any fraction of a share upon any conversion of this Bond. If the issuance would result in the issuance of a fraction of a share, the Company shall round such fraction of a share up to the nearest whole share. All rights with respect to this Bond shall terminate upon conversion of the entire Bond as described above.

(e)     Mechanics of Conversion. As promptly as practicable after the conversion of this Bond:

i.     the portion of the Bond so converted shall be cancelled; and

ii.     the Company will issue and deliver to the Holder of this Bond, a certificate or certificates representing the full number of shares of Common Stock issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder of the Bond for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock).

5.     General.

(a)     Assignment. This Bond may be assigned by the Holder subject to prior written consent of the Company, which shall not be unreasonably withheld. The Company may assign this Bond and its obligations hereunder to any acquiring or successor entity in connection with an acquisition, provided that such entity agrees in writing to assume all of the Company’s obligations hereunder.

(b)    Successors and Assigns. Subject to the restrictions on transfer set forth above, the rights and obligations of the Company and the Holder of this Bond shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(c)     Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(d)    Amendment or Waiver. Any term of this Bond may be amended and provisions may be waived by the Holder and the Company, either retroactively or prospectively, upon the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder at the time outstanding, each future Holder, if any, and the Company.

(e)    Severability. In the event any one or more of the provisions contained in this Bond shall, for any reason, be held to be invalid, illegal, or unenforceable in whole or in part or in any respect, or in the event any one or more of the provisions of this Bond operate or would prospectively operate to invalidate this Bond, such invalidity, illegality, or unenforceability shall not affect any other provision of this Bond. In such instance, this Bond shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and the remaining provisions of this Bond shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

(f)     No Setoff or Counterclaim. All payments by the Company under this Bond shall be made without setoff or counterclaim and be free and clear and without any deductions or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.

(g)    Delays or Omissions. No delay or omission on the part of the Holder in exercising any right under this Bond shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(h)    Headings. The headings in this Bond are for convenience of reference only and shall not define or limit any terms or provisions hereof.

(i)     Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent in the manner and to the contacts as set forth in Section 3.9 of the Purchase Agreement dated April 30, 2014 between the Company and the Holder.

(j)     Entire Agreement. This Bond (a) represent the entire agreement between the parties and replace and supersede any and all oral agreements between the parties, as well as any prior agreement and understandings, writings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

(k)    Governing Law. This Bond will be governed by and construed in accordance with the laws of the State of New York.

(l)     Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(i)     The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii)     Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(iii)      The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(iv)     During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(m)     Counterparts. This Bond may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. Facsimile signatures shall be as effective as originals.

IN WITNESS WHEREOF, the parties have caused this Convertible Bond to be signed effective the issue date referred to above.

Solar Power Inc.

/s/ Min Xiahou
Name: Min Xiahou
Title: CEO

Robust Elite Limited

/s/ Choi Chiu Fai Stanley
Name: Choi Chiu Fai Stanley
Title: For Unitone Group Limited as Director